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                                                                      EXHIBIT 99


                                                               [CNA SURETY LOGO]


FOR IMMEDIATE RELEASE
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CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331

                         JOHN WELCH JOINS CNA SURETY AS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHICAGO, JUNE 17, 2003 - Today, James R. Lewis, chairman of the board of CNA Surety Corporation (NYSE: SUR) announced that John F. Welch will join CNA Surety as president and chief executive officer. Mr. Welch succeeds Mark C. Vonnahme, who announced his retirement earlier this year.

Mr. Welch brings more than 24 years of surety and insurance experience to CNA Surety. Prior to joining CNA Surety, he was chief underwriting officer for St. Paul Surety and chairman of the board for Afianzadora Insurgentes, a stand alone subsidiary of the St. Paul Companies. He also has held various surety sales and underwriting positions at United States Fidelity and Guaranty Company. He began his career at Continental Insurance Company, which CNA acquired in 1995.

"John has an impressive track record of surety underwriting and management," said Mr. Lewis. "His knowledge of the industry coupled with his broad-based experience will certainly be an asset to both our surety customers and shareholders. We welcome him aboard to lead this organization."

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. For more information, visit us at www.cnasurety.com.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

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